EXHIBIT 99.1
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                              NEWTEK CAPITAL, INC.
                              2000 STOCK INCENTIVE
                         AND DEFERRED COMPENSATION PLAN

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                    Agreement for Non-Incentive Stock Options
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     THIS STOCK OPTION (the "Option") grants  _________________ (the "Optionee")
the right to purchase a total of _____ shares of Common Stock, par value $.02 per share, of Newtek Capital, Inc. (the "Company") at the price set forth herein, in all respects subject to the terms, definitions and provisions of the Newtek Capital, Inc. 2000 Stock Incentive and Deferred Compensation Plan (the "Plan") which is incorporated by reference herein. This Option is intended not to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Optionee acknowledges, through signing below, the receipt of a copy of the Plan.

     1. Option Price. The Option price is ______ Dollars ($____) for each share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Vesting and Exercise of Option. This Option shall vest in accordance with the schedule set forth in the Award summary attached to this Agreement and shall be exercisable in accordance with Section 8(c) of the Plan.

     3. Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

          (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

          (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

          (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

          (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

          Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. Common Stock utilized in full or partial payment of the exercise price shall be valued at its fair market value on the date of exercise. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.


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     4.  Restrictions  on  exercise.  This  Option may not be  exercised  if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     5. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     6. Non-transferability of Option. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. The Optionee may transfer this Option to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust for their benefit, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee. This Option may not be transferred in any other manner otherwise than by will or the laws of descent or distribution.

     7. Term of Option. This Option may not be exercisable for more than ten years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.



-----------------------------------    NEWTEK CAPITAL, INC.
Date of Grant                          2000 STOCK INCENTIVE AND DEFERRED
                                       COMPENSATION PLAN COMMITTEE


Witness:___________________________    By  _____________________________________
                                           An Authorized Member of the Committee

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